OHR PHARMACEUTICAL, INC. S-8

Exhibit 5.1

TROUTMAN SANDERS LLP 875 Third Avenue New York, New York 10022 212.704.6000 telephone troutmansanders.com

December 30, 2016

Ohr Pharmaceutical, Inc.

800 Third Avenue, 11th Floor

New York, NY 10022

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), of (1) 2,299,550 shares (the “2014 Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), and (2) 2,761,275 shares (collectively with the 2014 Shares, the “Shares”) of the Common Stock reserved for issuance under the Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan (collectively with the 2014 Plan, the “Plans”). This opinion is being provided at your request for inclusion in the Registration Statement.

In rendering this opinion, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and reservation for issuance of the Shares, have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent investigation.

December 30, 2016

Our opinion set forth below is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plans have been duly authorized and will, when and to the extent issued in accordance with the Plans and the applicable award agreement (including the maintenance of the effectiveness of the Registration Statement), be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement this opinion for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

Very truly yours,

/s/ TROUTMAN SANDERS LLP

TROUTMAN SANDERS LLP